CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Debt Securities	$250,000,000	$34,100

Pricing Supplement Dated February 5, 2013 (To Prospectus dated November 7, 2012 and Prospectus Supplement dated November 7, 2012)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-184808

PACCAR Financial Corp.

Medium-Term Notes, Series N – Floating Rate

CUSIP# 69371RL38

(the “Notes”)

We are hereby offering to sell Notes having the terms specified below to you with the assistance of:

☐	Barclays Capital Inc.
☐	Citigroup Global Markets Inc.
☐	Mitsubishi UFJ Securities (USA), Inc.
☐	BNP Paribas Securities Corp.
☒	J.P. Morgan Securities LLC
☒	Goldman, Sachs & Co.
☒	Other: Merrill Lynch, Pierce, Fenner & Smith
Incorporated
PNC Capital Markets LLC
Lloyds Securities Inc.
TD Securities (USA) LLC

acting as ☒ principal ☐ agent

at:	☐ varying prices related to prevailing market prices at the time of resale
☒ a fixed initial public offering price of 100% of the Principal Amount.

Principal Amount: $250,000,000	Original Issue Date: February 8, 2013 (T+3)

Agent’s Discount or Commission: 0.20%	Final Maturity Date: February 8, 2016

Net Proceeds to Company: $249,500,000	Interest Payment Date(s): February 8, May 8, August 8 and November 8, commencing May 8, 2013 Record Dates: January 25, April 24, July 25 and October 25 preceding the applicable Interest Payment Date

Calculation Agent:

Interest Calculation:

☒ Regular Floating Rate Note	☐ Floating Rate/Fixed Rate Note
☐ Inverse Floating Rate Note Fixed Interest Rate:	Fixed Rate Commencement Date: Fixed Interest Rate:
☐ Other Floating Rate Note (see attached)

Initial Interest Reset Date: February 8, 2013

Interest Reset Date(s): February 8, May 8, August 8 and November 8

Interest Rate Basis:

☐ CD Rate	☐ Federal Funds Rate	☐ Prime Rate
☐ Federal Funds (Effective) Rate
☐ Commercial Paper Rate	☐ Federal Funds Open Rate	☐ Treasury Rate
☐ Federal Funds Target Rate
☐ CMT Rate		☐ Other (see attached)
☐ Reuters Page FRBCMT	☒ LIBOR
☐ Reuters Page FEDCMT	Designated LIBOR Page:
If Reuters Page FEDCMT:	☒ Reuters Page LIBOR 01
☐ Weekly Average	☐ Reuters Page LIBOR 02
☐ Monthly Average	Designated LIBOR Currency:

Index Maturity: 3 month LIBOR

Spread (+/-): +0.27%

Spread Multiplier: N/A

Maximum Interest Rate: N/A

Minimum Interest Rate: N/A

Day Count Convention:

☐	30/360 for the period from to .

☒	Actual/360 for the period from February 8, 2013 to February 8, 2016 .

☐	Actual/Actual for the period from to .

Redemption:

☒	The Notes may not be redeemed prior to the Maturity Date.

☐	The Notes may be redeemed at our option prior to Maturity Date.

Initial Redemption Date:

Initial Redemption Percentage:             %

Annual Redemption Percentage Reduction:             % until Redemption Percentage is 100% of the Principal Amount.

☐	The Notes shall be redeemed by us prior to the Maturity Date (see attached).

Repayment:

☒	The Notes may not be repaid prior to the Maturity Date.

☐	The Notes may be repaid prior to the Maturity Date at the option of the holder of the Notes.

Option Repayment Date(s):

Currency:

Specified Currency: USD (If other than U.S. dollars see attached)

Minimum Denominations: $1,000 and integral multiples of $1,000 in excess thereof

Exchange Rate Agent:                     (Applicable only if Specified Currency is other than U.S. dollars)

If Discount Note, check ☐

Issue Price:             %

Form:  ☒   Book-Entry            ☐   Certificated

Plan of Distribution:

Name	Title	Principal Amount of Notes
Goldman, Sachs & Co.	Bookrunner	$65,000,000
J.P. Morgan Securities LLC	Bookrunner	$65,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	Bookrunner	$65,000,000
PNC Capital Markets LLC	Co-Manager	$18,333,000
Lloyds Securities Inc.	Co-Manager	$18,334,000
TD Securities (USA) LLC	Co-Manager	$18,333,000
Total		$250,000,000

Other Provisions: N/A

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